QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.3

Scottish Annuity & Life Holdings, Ltd. Announces Proposed
Private Offering of Convertible Notes

        HAMILTON, Bermuda—November 18, 2002—Scottish Annuity & Life Holdings, Ltd. (NYSE:SCT), announced today that it is seeking to raise, subject to market and other conditions, $100 million through a private offering of convertible notes ($115 million if the over-allotment option is exercised in full). The offering will be made only to qualified institutional buyers in compliance with Rule 144A under the Securities Act of 1933. The notes will be convertible into ordinary shares of the Company upon certain conditions and mature in 2022.

        The Company intends to use the proceeds of the notes to support the growth of its business, to pursue new business opportunities in the reinsurance market and for general corporate purposes.

        The securities to be offered will not be registered under the Securities Act of 1933 or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

        Scottish Annuity & Life Holdings, Ltd. is a global life reinsurance specialist and issuer of customized life-insurance based wealth management products for high net worth individuals and families. Scottish Annuity & Life has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, Luxembourg and Windsor, England.

        Certain statements included herein are "forward-looking statements" within the meaning of the federal securities laws. The management of Scottish Annuity & Life Holdings, Ltd. (the "Company") cautions that forward-looking statements are not guarantees, and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important events that could cause the actual results of operations or financial condition of the Company to differ include, but are not necessarily limited to, the Company's ability to attract clients and generate business; the competitive environment; the Company's ability to underwrite business; performance of outside service providers; mortality risk; surrender risk; investment risk (including asset value risk, reinvestment risk and disintermediation risk); the impact of unforeseen economic changes (such as changes in interest rates, currency exchange rate, inflation rates, recession and other external economic factors); the impact of terrorist activities on the economy, the insurance and related industries in general and the Company in particular; regulatory changes (such as changes in U.S. tax law and insurance regulation which directly affect the competitive environment for the Company's products); rating agency policies and practices; and loss of key executives. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.

QuickLinks

Scottish Annuity & Life Holdings, Ltd. Announces Proposed Private Offering of Convertible Notes